Kronos Worldwide, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet Keckeisen Vice President – Corporate Strategy and Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
KRONOS WORLDWIDE REPORTS THIRD QUARTER RESULTS

DALLAS, TEXAS…November 7, 2014… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the third quarter of 2014 of $31.9 million, or $.28 per share, compared to a net loss of $29.9 million, or $.26 per share, in the third quarter of 2013.  For the first nine months of 2014, Kronos Worldwide reported net income of $79.3 million, or $.68 per share, compared to a net loss of $104.9 million, or $.91 per share in the first nine months of 2013.  Comparability of the Company's results for the third quarter periods was impacted by improved income from operations in 2014, principally due to lower raw materials costs and higher production and sales volumes, partially offset by lower average TiO2 selling prices in 2014, as discussed further below. Comparability of the year-to-date periods was impacted by improved income from operations in 2014, principally due to lower raw materials costs and higher production volumes, partially offset by lower average TiO2 selling prices and lower sales volumes in 2014. Comparability of the Company's results was also impacted by a litigation settlement charge in the third quarter of 2013.

Net sales of $414.8 million in the third quarter of 2014 were $4.3 million, or 1%, lower than in the third quarter of 2013.  Net sales of $1,278.4 million in the first nine months of 2014 were $85.4 million, or 6%, lower than in the first nine months of 2013.  Net sales decreased in the third quarter of 2014 as compared to the third quarter of 2013 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Net sales decreased in the first nine months of 2014 as compared to the same prior year period primarily due to lower average TiO2 selling prices and lower sales volumes.  The Company's average TiO2 selling prices were 6% lower in the third quarter of 2014 as compared to the third quarter of 2013, and were 5% lower in the year-to-date period.  The Company's average TiO2 selling prices at the end of the third quarter of 2014 were 7% lower than at the end of 2013, with most of the decline occurring in the first half of the year and with lower prices in most major markets, most notably in certain export markets.  TiO2 sales volumes in the third quarter of 2014 were approximately 4% higher as compared to the third quarter of 2013 due to higher sales primarily in certain export and U.S. markets.  TiO2 sales volumes in the first nine months of 2014 were approximately 4% lower as compared to the same period in 2013 primarily due to lower sales in certain export markets. Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $3 million in the third quarter and approximately $23 million in the first nine months of 2014.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

The Company's TiO2 segment profit (see description of non-GAAP information below) in the third quarter of 2014 was $50.5 million compared to segment profit of $2.4 million in the third quarter of 2013.  For the year-to-date period, the Company's segment profit was $126.2 million compared with a segment loss of $85.3 million in the first nine months of 2013. Segment profit improved in 2014 due to the net effects of lower raw materials and other production costs, lower average TiO2 selling prices, higher production volumes, and lower sales volumes in the year-to-date period.  Kronos' TiO2 production volumes were 18% higher in the third quarter of 2014 as compared to the third quarter of 2013, and were 8% higher in the 2014 year-to-date period.  Our production capacity utilization rates in the first nine months of 2014, as well as the third quarter of 2013, were impacted by the lockout at the Canadian production facility that began in late June 2013 and ended in December 2013, as restart of production at the facility did not begin until February 2014.  We operated our production facilities at overall average capacity utilization rates of 94% in the first nine months of 2014 (90%, 97% and 96% in each of the first, second and third quarters, respectively), primarily as a result of the restart of production at our Canadian facility.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased segment profit by approximately $8 million in the third quarter and by approximately $28 million in the year-to-date period, respectively.

Corporate expense in the third quarter of 2013 includes a pre-tax litigation settlement charge of $35 million ($22.5 million, or $.19 per share, net of income tax benefit).

In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our prior term loan.  In July 2013, we voluntarily prepaid the remaining $100 million principal amount outstanding under our term loan, using $50 million of our cash on hand as well as borrowings of $50 million under our revolving North American credit facility.  As a result of such prepayments, the Company's results in 2013 include a first quarter pre-tax charge of $6.6 million ($4.3 million, or $.04 per share, net of income tax benefit) and a third quarter pre-tax charge of $2.3 million ($1.5 million, or $.01 per share, net of income tax benefit), consisting of the write-off of unamortized original issue discount and deferred financing costs associated with such prepayments.

As previously reported, the Company's income tax expense in the first nine months of 2014 includes a second quarter aggregate non-cash income tax benefit of $5.7 million ($.05 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our business
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion
	Changes in raw material and other operating costs (such as ore and energy costs)
	Changes in the availability of raw materials (such as ore)
	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
	Competitive products and substitute products
	Customer and competitor strategies
	Potential consolidation of our competitors
	Potential consolidation of our customers
	The impact of pricing and production decisions
	Competitive technology positions
	The introduction of trade barriers
	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Our ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
	Government laws and regulations and possible changes therein
	The ultimate resolution of pending litigation
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:


The Company discloses segment profit, which is used by the Company's management to assess the performance of the Company's TiO2 operations. The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company's TiO2 operations in the same way that the Company's management assesses performance. The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company's TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2013	2014	2013	2014

Net sales	$419.1	$414.8	$1,363.8	$1,278.4
Cost of sales	371.9	319.1	1,303.1	1,008.4

Gross margin	47.2	95.7	60.7	270.0

Selling, general and administrative expense	44.7	47.7	143.4	145.9
Other operating income (expense):
Currency transactions, net	(.3)	2.9	(1.4)	2.8
Other income (expense), net	.1	(.4)	(1.4)	(.8)
Corporate expense	(39.3)	(2.6)	(46.1)	(7.9)

Income (loss) from operations	(37.0)	47.9	(131.6)	118.2

Other income (expense):
Trade interest income	.1	-	.2	.1
Other interest and dividend income	.2	.2	.7	.6
Loss on prepayment of debt	(2.3)	-	(8.9)	-
Interest expense	(4.5)	(3.9)	(16.6)	(12.6)

Income (loss) before income taxes	(43.5)	44.2	(156.2)	106.3

Income tax expense (benefit)	(13.6)	12.3	(51.3)	27.0

Net income (loss)	$(29.9)	$31.9	$(104.9)	$79.3

Net income (loss) per basic and diluted share	$(.26)	$.28	$(.91)	$.68

Weighted-average shares used in the
calculation of net income per share	115.9	115.9	115.9	115.9

TiO2 data - metric tons in thousands:
Sales volumes	121	125	397	380
Production volumes	113	134	359	388

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2013	2014	2013	2014

Segment profit (loss)	$2.4	$50.5	$(85.3)	$126.2

Adjustments:
Trade interest income	(.1)	-	(.2)	(.1)
Corporate expense	(39.3)	(2.6)	(46.1)	(7.9)

Income (loss) from operations	$(37.0)	$47.9	$(131.6)	$118.2

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2014 vs. 2013	2014 vs. 2013

Percentage change in sales:
TiO2 product pricing	(6)%	(5)%
TiO2 sales volume	4	(4)
TiO2 product mix	-	1
Changes in currency exchange rates	1	2

Total	(1)%	(6)%